EXHIBIT 99.1

Alta Equipment Group Appoints Sidhartha Nair as Director

LIVONIA, Mich. – February 26, 2024 – On February 22, 2024, Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or “the Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, increased the size of the Board of Directors (the “Board”) from five to six directors and subsequently appointed Sidhartha Nair to the Board, effective immediately.

Mr. Nair, age 52, is the Head of Strategy, Americas Region, for Mercedes-Benz Mobility and leads Strategic and Transformation activities in the U.S., Canada and Mexico since December 2021. Mr. Nair first joined Daimler Financial Services in 2003 and has held roles of increasing responsibility during his tenure of more than 20 years in the U.S., Caribbean and India business units. Prior to 2003, he held a previous role with McKinsey & Company as a consultant working on developing strategic solutions addressing growth, turnaround and new market entry. Mr. Nair holds a MBA from the University of Michigan, Ross School of Business and a Masters in Engineering from Purdue University. Mr. Nair brings global experience and knowledge of startup, new market entry, growth, and digital transformation of businesses at different periods in their life cycle.

“Sid brings extensive business leadership experience as well as in-depth knowledge in digital transformation and business transformation in the automotive industry,” said Ryan Greenawalt, Chief Executive Officer and Chairman. “His expertise will be a significant boost to our ongoing initiatives. I look forward to the contributions he will make as part of the Alta family.”

I am excited to join the Board of Alta and be part of its rapidly expanding growth and position in the market,” said Mr. Nair. “My experience should be beneficial to Alta’s diversified strategy to capitalize on the growth opportunities and cost-efficiency initiatives."

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. and has a presence in Canada. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes, paving and asphalt equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 39 years and has developed a branch network that includes over 80 total locations in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134f